Exhibit 99.1

GOLUB CAPITAL BDC, INC. RECEIVES APPROVAL FOR THIRD SBIC LICENSE
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NEW YORK, NY, January 12, 2017 - Golub Capital BDC, Inc. (the “Company”) (NASDAQ: GBDC, www.golubcapitalbdc.com), a business development company, today announced that its wholly owned subsidiary, GC SBIC VI, L.P., has received approval for a license from the United States Small Business Administration (“SBA”) to operate as a small business investment company (“SBIC”). This is the third SBIC license granted to the Company through its SBIC subsidiaries and allows GC SBIC VI, L.P. to obtain up to $50.0 million of leverage by issuing SBA-guaranteed debentures, subject to the issuance of a capital commitment by the SBA and customary procedures. Debentures are loans issued by an SBIC which have interest payable semi-annually and a ten-year maturity. The interest rate is fixed at the time of issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities.

As an SBIC, GC SBIC VI, L.P. will be subject to a variety of regulations and oversight by the SBA concerning, among other things, the size and nature of the companies in which it may invest as well as the structure of those investments.

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured and one stop loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $20 billion of capital under management. For over 20 years, the firm has provided credit to help medium-sized U.S. businesses grow. The firm’s award-winning middle market lending business helps provide financing for middle market companies and their private equity sponsors. Golub Capital’s credit expertise also forms the foundation of its Late Stage Lending and Broadly Syndicated Loan businesses. Golub Capital has worked hard to build a reputation as a fast, reliable provider of compelling financing solutions, and we believe this has inspired repeat clients and investors. Today, the firm has over 300 employees with lending offices in Chicago, New York and San Francisco. For more information, please visit www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:
Ross Teune
312-284-0111
rteune@golubcapital.com
Source: Golub Capital BDC, Inc.